Exhibit 4.7

STOCK OPTION AGREEMENT

AGREEMENT, made as of this 3rd day of February, 2004, by and between Critical Home Care, Inc., a Delaware corporation having its principle executive offices at 762 Summa Avenue, Westbury, new York  11590 (the "Grantor"), and Stephen Garchik, Trustee, with offices at 9001 Congressional Court, Potomac, Maryland 20854 (the "Optionee").

W I T N E S S E T H:

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Grantor hereby grants and Optionee an option (the "Option") to purchase shares of the Grantor's common stock $.25 par value per share (the "Common Stock"), upon the following terms and conditions:

1.     OPTION.

The Grantor hereby grants to the Optionee the Option, which shall be a nonstatutory stock option not intended to qualify as an incentive stock option, under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase, until 5:00 P.M. New York City time on February 3, 2014, unless earlier terminated hereunder ("Termination Date"), 500,000 fully paid and nonassessable shares of Common Stock.

2.     PURCHASE PRICE.

The purchase price for such shares of Common Stock ("Purchase Price") shall be $.25 per share.  The Grantor shall pay all original issue or transfer taxes on the exercise of this Option and all other fees and expenses necessarily incurred by the Grantor in connection therewith.

3.     EXERCISE OF OPTION.

(a)     The Optionee shall notify the Grantor by hand delivery or by registered or certified mail, return receipt requested, addressed to its principal office (Attn:  Chief Executive Officer), of the number of shares of Common Stock which Optionee desires to purchase pursuant to the exercise of the Option herein granted, which notice shall be accompanied by (i) a certified or bank check payable to the order of the Grantor in an amount equal to the Purchase Price multiplied by the number of shares of Grantor's Common Stock for which this Option is being exercised, or (ii) the delivery of shares of Grantor's Common Stock having a fair market value equal tot he Purchase Price multiplied by the number of shares of Grantor's Common  Stock for which this Option is being exercised.

(b)     If the Common Stock is registered under the Securities Exchange Act of 1934, as amended, the Optionee may, at its option, elect to exercise this Option in whole or in part and at any time or from time to time on a cashless basis by surrendering this Option with the exercise form appended hereto duly executed by or on behalf of the Optionee, at the principal office of the Grantor, or at such other officer or agency as the Grantor may designate, by canceling a portion of this Option in payment of the Purchase Price payable in respect of the number of shares purchased upon such exercise.  If the Optionee wishes to exercise this Option pursuant to this method of payment, then the number of shares so purchasable shall be equal to the total number of shares for which this Option is being exercised (including both the shares issued to the Optionee and the shares subject to the portion of the Option being cancelled in payment of the Purchase Price), multiplied by a fraction (A) the numerator of which shall be the excess of the Fair Market Value per share as of the exercise date over the Purchase Price per share and (B) the denominator of which shall be the Fair Market Value per share.  The Fair Market Value per share shall be deemed to be aggregate Market Price (as defined herein) of the Common Stock on the exercise date.  For the purposes of this Option, "Market Price" means as to the Common Stock the average of the closing sales prices of the Common Stock on all national securities exchanges on which the Common Stock may at the time be listed or quoted, including for this purpose The Nasdaq Stock Market, or, if there have been no sales on any such exchange on any day, or, if on any day the Common Stock is not so listed or quoted, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization.

(c)     The Option granted hereunder shall vest immediately.

4.     DIVISIBILITY AND ASSIGNABILITY OF THE OPTION.

(a)     The Optionee may exercise the Option herein granted from time to time subject to the provisions above with respect to any whole number of shares included therein, but in no event may an Option be exercised as to less than one hundred (100) shares at any one time.

(b)  Except as specifically provided herein, the Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the Option herein granted or any interest therein, otherwise than by will or the laws of descent and distribution, and the Option herein granted shall be exercisable during the Optionee's lifetime only by the Optionee.

5.     STOCK AS INVESTMENT.

By accepting the Option herein granted, the Optionee agrees for himself, his heirs and legatees that any an all shares of Common Stock purchased hereunder shall be acquired for investment purposes only and not for sale or distribution, and upon th3 issuance of any or all of the shares of Common Stock issuable under the Option, the Optionee, or his heirs or legatees receiving such shares of Common Stock, shall deliver to the Grantor a representation in writing, that such shares of Common Stock, shall deliver to the Grantor a representation in writing, that such shares of Common Stock are being acquired in good faith for investment purposes only and not for sale or distribution except pursuant to registration under the Securities Act of 1933, as amended, or on exemption therefrom.  Grantor shall place the following legend on the stock certificates evidencing such shares of Common Stock:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM THE REQUIREMENTS THEREOF."

6.     ADJUSTMENT ON CHANGES IN CAPITALIZATION.

(a)     In the vent of changes in the outstanding Common Stock of the Grantor by reason of stock dividends, stock splits, recapitalizations, reclassifications, combinations and exchanges of shares, the number of shares of Common Stock as to which the Option may be exercised shall be correspondingly adjusted by the Grantor, and the Purchase Price shall be adjusted so that the product of the Purchase Price immediately after such event multiplied by the number of shares as to which this Option is exercisable immediately after such event shall be equal to the product of the Purchase Price multiplied by the number of shares subject to this Option immediately prior to the occurrence of such event.  No adjustment shall be made with respect to stock dividends or splits which do not exceed 5% in any fiscal year, cash dividends or the issuance to stockholders of the Grantor of rights to subscribe for additional shares of Common Stock or other securities.

(b)     In the event of any consolidation or merger of the Grantor with or into another company, or the conveyance of all or substantially all of the assets of the Grantor to another company for solely stock and/or securities, the Option granted hereunder shall upon exercise thereafter entitle the holder thereof to such number of shares of Common Stock or other securities or property to which a holder of shares of Common Stock of the Grantor would have been entitled to upon such consolidation, merger or conveyance; and in any such case appropriate adjustment, as determined by the Board of Directors of the Grantor (or successor entity) shall be made as set forth above with respect to any future changes in the capitalization of the Grantor or its successor entity.  In the event of the proposed dissolution or liquidation of the Grantor, or except as provided in (d) below, the sale of substantially all of the assets of the Grantor for other than stock/and or securities, the Option granted hereunder will automatically terminate, unless otherwise provided by the Board of Directors of the Grantor or any authorize committee thereof.

(c)     Any adjustment in the number of shares of Common Stock shall apply proportionately to only the unexercised portion of the Option granted hereunder.  if fractions of a share of Common Stock would result from any such adjustment, the adjustment shall be revised to the next higher whole number of shares of Common Stock so long as such increase does not result in the holder of the Option being deemed to own more than 5% of the total combines voting power or value of all classes of shares of capital stock of the Grantor or subsidiaries.

(d)     If any unexercised option is not terminated pursuant to subparagraph (b) above, any option granted under the Plan may, at the discretion of the Board of Directors of the Grantor and said other corporation, be exchanged for options to purchase shares of capital stock of another corporation which the grantor and/or a subsidiary thereof is merged into, consolidated with, or all or substantial portion of the property or stock of which is acquired by or separated or reorganized into.  The terms, provisions and benefits to the Optionee of such substitute option(s) shall in all respects be identical to the terms, provisions and benefits of Optionee under this Option prior to said substitution.  To the extent the above may be inconsistent with Sections 424(a)(1) and (2) of the Code, the above shall be deemed interpreted so as to comply therewith.

7.     NO RIGHTS IN OPTION STOCK.

Optionee shall have no rights as a shareholder in respect of shares of Common Stock as to which the Option granted hereunder shall not have been exercised and payment made as herein provided.  Grantor acknowledges that all options transferee to Optionee shall be the property of Optionee and Grantor shall have no ownership interest or other claim to the options at any time, including, but not limited to once the Grantor fulfills its obligation under the Note.

8.     BINDING EFFECT.

Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

9.     MISCELLANEOUS.

This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of laws.  Headings have been included herein for convenience of reference only, and shall not be deemed a part of the Agreement.  References in this Agreement to the pronouns "him," "he" and "his" are not intended to convey the masculine gender alone and are employed in a generic sense apply equally to the feminine gender or to an entity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CRITICAL HOME CARE, INC. By: /s/ David S. Bensol Name: David S. Bensol Title: President and Chief Executive Officer

ACCEPTED AND AGREED TO: By: /s/ Stephen Garchik, Trustee Stephen Garchik, Trustee xxx-xx-xxxx Social Security Number

EXERCISE OF OPTION

TO

PURCHASE SHARES

TO::            Critical Home Care, Inc.

The undersigned hereby (i) exercises the enclosed option for the purchase of  _______________ shares of Common Stock according to the terms and conditions of Section 39(a) thereof and herewith makes payment of $_____________ representing the purchase price in full or (ii) authorized the Grantor to convert ____________ shares of the Common Stock covered by such option into the number of shares of Common Stock issuable pursuant to Section 3(b) of the option.  The undersigned is acquiring such shares for investment purposes only and not with a view to the sale or distribution thereof, except pursuant to registration under the Securities Act of 1933, as amended, or an exemption therefrom.

_____________________________ Name (please print) _____________________________ Signature ______________________________ Social Security or Taxpayer I.D. Number

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